Exhibit 10.1
2009 Patriot Award
PERFORMANCE-BASED RESTRICTED STOCK UNITS AWARD AGREEMENT
     THIS AGREEMENT, dated [•], (the “Grant Date”), is made by and between PATRIOT COAL CORPORATION, a Delaware corporation (the “Company”), and the undersigned employee or other service provider of the Company or a Subsidiary (as defined below) or an Affiliate (as defined below) of the Company (the “Grantee”).
     WHEREAS, the Company wishes to afford the Grantee the opportunity to own shares of its $.01 par value common stock (the “Common Stock”);
     WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
     WHEREAS, the Administrator appointed to administer the Plan has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the restricted stock units provided for herein to the Grantee as an incentive for increased efforts during his or her term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officer to grant the award;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     Whenever the following terms are used in this Agreement, they shall have the meanings specified below. Capitalized terms that are not defined in this Agreement shall have the meanings specified in the Plan.
     Section 1.1 “Affiliate” means any Person that (i) is directly or indirectly controlling, controlled by, or under common control with the Company and (ii) would, together with the Company, be classified as the “service recipient” (as defined in the regulations under Code Section 409A) with respect to the Grantee. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
     Section 1.2 “Cause” shall mean (i) any material and uncorrected breach by the Grantee of the terms of his or her employment agreement with the Company, including, but not limited to, a violation of Section 13 thereof, (ii) any willful fraud or dishonesty of the Grantee involving the property or business of the Company, (iii) a deliberate or willful refusal or failure of the Grantee to comply with any major corporate policy of the Company which is communicated to the Grantee in writing or (iv) the Grantee’s conviction of, or plea of nolo contendere to, any felony if such conviction or plea results in his or her imprisonment; provided that, with respect to clauses (i), (ii) and (iii) above, the Grantee shall have thirty (30) days following his or her receipt of written notice of the conduct that is the basis for the potential termination for Cause within which to cure such conduct to prevent termination for Cause by the Company; provided further that, notwithstanding the foregoing, in the event that the Grantee is subject to a definition of “Cause” in his or her employment agreement with the Company that contains any terms that are more favorable to the Grantee, “Cause” (including the related cure period) shall include such terms.
     Section 1.3 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated with respect thereto.
     Section 1.4 “Good Reason” means: (i) a reduction by the Company in the Grantee’s base salary; (ii) a material reduction in the aggregate program of employee benefits and perquisites to which the Grantee is entitled (other than a reduction that generally affects all executives); (iii) a material decline in the Grantee’s bonus or long term incentive award opportunities (other than a decline that generally affects all executives); (iv) relocation of the Grantee’s primary office by more than 50 miles from the location of the Grantee’s primary office as specified in his or her employment agreement with the Company; or (v) any material diminution or material adverse change in the Grantee’s title, duties, responsibilities or reporting relationships. If the Grantee does not give notice to the Company (as described in the Grantee’s employment agreement with the Company) within ninety (90) days after an event giving rise to Good Reason, the Grantee’s right to claim Good Reason termination on the basis of such event shall be deemed waived. Notwithstanding the foregoing, in the event that the Grantee is subject to a definition of “Good Reason” in his or her employment agreement with the Company that is more favorable to the Grantee, “Good Reason” (including any related notice period) shall have the meaning described therein.
     Section 1.5 “Payment Amount” means the number of shares of Common Stock, as certified by the Compensation Committee of the Board, equal to the product of multiplying:
(i) the Target Restricted Stock Units;
(ii) the Service Vesting Percentage;
(iii) the TSR Multiplier; and
(iv) except for any Grantee who is employed at any time on the effective date of a Change of Control, a fraction, the numerator of which is the total number of months (and fractions thereof) in the Performance Period and the denominator of which is 36.
     Section 1.6 “Peer Companies” shall mean Alpha Natural Resources, Inc., Arch Coal, Inc., Consol Energy Inc., Foundation Coal Holdings, Inc., International Coal Group, Inc., James River Coal Co., Massey Energy Co., Peabody Energy Corporation and Westmoreland Coal Company. The Compensation Committee of the Board may adjust the Peer Companies as provided in Section 5.8 herein.

     Section 1.7 “Performance Period” shall mean the period beginning January 1, 2009 and ending on December 31, 2011. In the event that a Change of Control occurs prior to December 31, 2011, “Performance Period” shall mean the period beginning January 1, 2009 and ending on the effective date of the Change of Control.
     Section 1.8 “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
     Section 1.9 “Plan” means the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan, as it may be amended from time to time.
     Section 1.10 “Service Vesting Percentage” means the percentage computed in accordance with Section 3 hereof.
     Section 1.11 “Subsidiary” means any corporation that (i) is in an unbroken chain of corporations beginning with the Company if each of the corporations, or group of commonly controlled corporations, other than the last corporation in the unbroken chain, then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain and (ii) would, together with the Company, be classified as a “service recipient” (as defined in the regulations under Code Section 409A) with respect to the Grantee.
     Section 1.12 “Target Restricted Stock Units” means the number of hypothetical shares of Common Stock granted to the Grantee as set forth on the signature page hereof upon the terms and subject to the conditions set forth in this Agreement.
     Section 1.13 “TSR” means, with respect to any of the Peer Companies or the Company, the compound growth rate, expressed as a percentage with one decimal point, in the value of a share of common stock in the company due to stock appreciation and dividends, assuming dividends are reinvested in common stock of the company, during the Performance Period. For this purpose, the “Beginning Stock Price” shall mean the average of the daily closing sales prices on the New York Stock Exchange Composite Transaction Tape for the period December 1, 2008 through January 30, 2009; and, the “Ending Stock Price” shall mean the average of the daily closing sales prices on the New York Stock Exchange Composite Transaction Tape for the trading days in the month of December immediately preceding the final day of the Performance Period. The TSR is calculated as follows:
Ending Stock Price + value of dividends paid and
reinvested during the Performance Period

Beginning Stock Price
     “TSR Multiplier” means the number set forth below based on the TSR of the Company relative to the TSR of the Peer Companies, determined by ranking the performance of the Company and the Peer Companies in order from highest to lowest based on each of the Company and the Peer Companies’ respective TSR for the Performance Period.

	Company Performance
Target Performance Threshold	Relative to Peer Companies	TSR Multiplier*
Above Maximum Performance Percentile	Above 75th Percentile	2.0
Maximum Performance Percentile	75th Percentile	2.0
Target Performance	55th Percentile	1.0
Threshold Performance	35th Percentile	0.5
Below Maximum Performance Percentile	Below 35th Percentile	0.0

*	The TSR Multiplier between threshold performance and target performance and target performance and maximum performance will be interpolated on a straight-line basis.
Notwithstanding the foregoing,
(i) If a Change of Control occurs prior to December 31, 2011, then the TSR Multiplier shall be no less than one, without regard to the TSR of the Company relative to the TSR of the Peer Companies;
(ii) If TSR of the Company is greater than 25% per year compounded annually, then the TSR Multiplier shall be no less than one, without regard to the TSR of the Company relative to the TSR of the Peer Companies; and
(iii) If TSR of the Company is negative, then the TSR Multiplier shall be one if the TSR of the Company relative to the TSR of the Peer Companies is at or above the 55th percentile, otherwise the TSR Multiplier shall be zero.
ARTICLE 2
GRANT OF TARGET RESTRICTED STOCK UNITS
     Section 2.1 Grant of Target Restricted Stock Units. For good and valuable consideration, the Company hereby grants to the Grantee the Target Restricted Stock Units. Each Target Restricted Stock Unit covered by this Agreement represents, subject to applicable vesting conditions, an unfunded and unsecured promise of the Company to issue to the Grantee one share of Common Stock, with such share number adjusted based upon the TSR of the Company relative to the TSR of each of the Peer Companies during the Performance Period.
     Section 2.2 Transfer Restrictions. At any time prior to the Company’s issuance of certificates in accordance with Section 4.1 hereof, the Target Restricted Stock Units or any interest therein cannot be directly or indirectly transferred, sold, assigned, pledged, hypothecated or otherwise disposed of.
     Section 2.3 No Obligation of Employment or Service. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the service of the Company or any Subsidiary or Affiliate or interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the service of the Grantee at any time for any reason whatsoever.

ARTICLE 3
VESTING OF TARGET RESTRICTED STOCK UNITS
     Section 3.1 Service Vesting Percentage. The Service Vesting Percentage shall be computed as follows: (i) 100% on December 31, 2011, provided that the Grantee does not incur a Termination of Employment prior to such date; (ii) 100% on the effective date of a Change of Control; (iii) 100% upon the Grantee’s Termination of Employment due to death or Disability; and (iv) a pro rata portion, upon the Grantee’s Termination of Employment by the Company without Cause or Termination of Employment by the Grantee for Good Reason, equal to a fraction, the numerator of which is the number of days starting from January 1, 2009 until the date of the Grantee’s Termination of Employment and the denominator of which is 1095.
     Section 3.2 Effect of Termination of Employment; Forfeiture. Except as otherwise provided in Section 3.1 hereof, no unvested Target Restricted Stock Unit shall become vested following the Grantee’s Termination of Employment, and any unvested Target Restricted Stock Units shall be immediately and automatically forfeited upon the earlier to occur of (i) Termination of Employment, or (ii) January 1, 2012.
ARTICLE 4
ISSUANCE OF STOCK
     Section 4.1 Payment of Restricted Stock Units. On (i) a Change of Control that occurs prior to December 31, 2011 or (ii) as soon as practicable, but in no event later that January 15, 2012, the Company shall issue to the Grantee (or, in the event of the Grantee’s death, to his or her estate or beneficiary) certificates representing the number of shares of Common Stock equal to the Payment Amount.
     Section 4.2 Conditions to Issuance of Stock Certificates. Shares of Common Stock that may be issued in accordance with Section 4.1 hereof may be either previously authorized but unissued shares or issued shares that have been reacquired by the Company. In accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), if the Administrator reasonably anticipates that issuing Common Stock in accordance with Section 4.1 will violate federal securities laws or other applicable laws, the Company will pay the Payment Amount in the form of cash rather than shares of Common Stock no later than as required under Section 4.1.
     Section 4.3 Rights as Stockholder. The Grantee shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Common Stock corresponding to vested Target Restricted Stock Units granted hereunder unless and until the certificates representing the number of shares of Common Stock equal to the Payment Amount are issued in accordance with Section 4.1. The Grantee shall not be entitled to receive any dividends paid with respect to the shares of Common Stock with respect to record dates occurring prior to the date of such issue, and the Grantee shall not be entitled to vote the shares of Common Stock with respect to record dates for such voting rights occurring prior to the date of such issue.

ARTICLE 5
MISCELLANEOUS
     Section 5.1 Tax Consequences. Unless otherwise specifically provided in another agreement between the Company and the Grantee, the Company shall not be liable or responsible in any way for any tax consequences to the Grantee relating to the Target Restricted Stock Units, and the Grantee agrees to be responsible for any and all taxes with respect to the Target Restricted Stock Units. The Company shall be entitled to require payment in cash or deduction from other compensation payable to the Grantee of any sums required by Federal, state or local law to be withheld with respect to the Target Restricted Stock Units. The Administrator may, in its discretion and in satisfaction of the foregoing requirement, allow the Company to withhold shares of Common Stock issued pursuant to Article 4 (or allow the return of Shares) having a Fair Market Value equal to the sums required to be so withheld.
     Section 5.2 Administration. The Administrator has the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Target Restricted Stock Units. In its absolute discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan and this Agreement.
     Section 5.3 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to him or her at the address given beneath his or her signature hereto. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to him, her or it. Any notice that is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his, her or its status and address by written notice under this Section 5.3. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
     Section 5.4 Titles. Titles and headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
     Section 5.5 Pronouns. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
     Section 5.6 Applicability of Plan. The shares of Common Stock issued to the Grantee hereunder shall be subject to all of the terms and provisions of the Plan, to the extent applicable to such shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

     Section 5.7 Amendment. This Agreement may be amended only by a writing executed by the parties hereto that specifically states that it is amending this Agreement
     Section 5.8 TSR Adjustment. To the extent permissible under Section 162(m) of the Code, the Compensation Committee of the Board shall have the right to adjust (i) the companies that compose the Peer Companies or (ii) the calculation or terms of the TSR with respect to any of the Peer Companies or the Company in the event of any company stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the company, corporate separation or division of the company (including, but not limited to, a split-up, spin-off, split-off or distribution to company stockholders other than a normal cash dividend), sale by the company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), rights offering, partial or complete liquidation, or any other corporate transaction, company share offering or other event involving the company and having an effect similar to any of the foregoing. Any such adjustment by the Compensation Committee of the Board shall be final, binding and conclusive.
     Section 5.9 Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay any legal fees in connection with such arbitration in the event that the Grantee prevails on a material element of his or her claim or defense. Notwithstanding anything in this Section 5.9 to the contrary, payments made under this Section 5.9 that are provided during one calendar year shall not affect the amount of such payments provided during a subsequent calendar year, payments under this Section 5.9 may not be exchanged or substituted for other forms of compensation to the Grantee, and any such reimbursement or payment will be paid within sixty (60) days after the Grantee prevails, but in no event later than the last day of Grantee’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. This Section 5.9 shall remain in effect throughout the Grantee’s employment and for a period of five (5) years following the Grantee’s Termination of Employment.
     Section 5.10 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto, effective on the Grant Date.

GRANTEE	PATRIOT COAL CORPORATION

By
Richard M. Whiting
Its Chief Executive Officer

Address

Grantee’s Taxpayer Identification Number:	Aggregate number of Target Restricted Stock Units granted hereunder: